UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: April 15, 2004
___________________________________
Global Golf Holdings, Inc.
( Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	98-0207081 (I.R.S. Employer Identification No.)

8893 Brooke Road
Delta, British Columbia, Canada V4C 4G5
(877) 977-2299
(Address of principal executive offices)
________________________________________________

Ford Sinclair
Chairman and CEO
8893 Brooke Road
Delta, British Columbia, Canada V4C 4G5
(Name and address of agent for service)
877-977-2299
(Telephone number, including area code of agent for service)

with a copy to:

The Baum Law Firm
Mark L. Baum
249 South Highway 101, Suite 432
Solana Beach, California 92075
(858) 523-1112

Item 5. Other Events and Required FD Disclosure.

The Company is filing this Current Report in order to to: (1) update the marketplace on certain debt reductions that have recently occurred; and (2) advise on the hiring of BCGU, the Company's business consultants, who were hired to assist the Board in the development of a new strategic operational focus for the Company.

On March 15, 2004, given the Company's lack of success in executing its business plan and the gross underfunding of the same business plan (including the Company's inability to acquire reasonable funding terms), the Board of Directors made a determination that the current business focus of the Company was no longer viable.

In fact, the Company currently has less than $400.00 in cash in its bank account.  Any inquiries to the Company can be made through Company counsel, Mark L. Baum at (858) 523-1112.

The Company engaged the services of Business Consulting Group Unlimited ("BCGU") to assist the Company in determining a new business focus and to assist in winding down the current operations of the Company, including the sales and marketing of the xCaddie products. Various BCGU consultants have been compensated in restricted Company common stock for their respective efforts and deliverables.

On or about April of 2004, BCGU provided the Company is a written memorandum recommending that the Company attempt to reduce the number of liabilities on the Company balance sheet. In this regard, the Company, with the assistance of BCGU, was able to secure debt assignment agreements and debt settlement agreements from several of the largest Company creditors. Ultimately, the Company was able to eliminate $193,158.34 in debt in consideration of the issuance of 5,000,000 restricted common shares. The Company continues to be burdened by approximately $60,000.00 in debt, including approximately $25,000.00 which is owed to the Company's auditors.

It is the company's intention to continue to attempt to reduce the amount of the liabilities on the Company balance sheet. Additionally, the board of directors, including Mr. Ford Sinclair and newly appointed boardmember, Raj Gurm, intend to aggressively pursue options regarding the development of a new business focus, as well as the opportunity to acquire an operating business which has sufficient revenue, profits and cash flow in order to financially accommodate the costs of being a fully reporting company.

April 15, 2004

/s/ Ford Sinclair
Ford Sinclair
Chairman and CEO